Filed pursuant to Rule 424(b)(5)
Registration No. 333-252513

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2023

PROSPECTUS SUPPLEMENT
(To prospectus dated January 28, 2021)

Shares

Common Stock

B. Riley Financial, Inc. is offering            shares of our common stock, pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the NASDAQ Global Market under the symbol “RILY.” On July 24, 2023, the last reported sale price of our common stock on the NASDAQ Global Market was $58.54 per share.

Co-Chief Executive Officers Bryant R. Riley and Tom Kelleher have indicated an interest to purchase, in the aggregate, up to $4.5 million of shares of common stock in this offering at the public offering price. Certain of our officers, directors and employees may also elect to participate in this offering. The underwriter could determine to sell fewer shares to them than they indicated an interest in purchasing or sell no shares to them, and they could determine to purchase fewer shares than they indicated an interest in purchasing or purchase no shares in this offering. The underwriter will receive the same underwriting discount on any shares purchased by them as they will on any other shares sold to the public in this offering.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of all underwriting compensation payable in connection with this offering.

(2)	Assumes no exercise of the underwriter’s option described below.

We have granted the underwriter an option to purchase up to an additional            shares of our common stock within 30 days from the date of this prospectus supplement.

The underwriter expects to deliver the shares to purchasers on or about July     , 2023.

B. Riley Securities

The date of this prospectus supplement is            , 2023.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein or therein. Neither we nor the underwriter have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “B. Riley,” “we,” “us” or “our” refer to the combined business of B. Riley Financial, Inc. and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our services, expansion plans and opportunities and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would,” the negative of such terms or other comparable terminology. The statements we make regarding the following subject matters are forward-looking by their nature: plans, objectives, expectations and intentions and other factors discussed in “Risk Factors” contained in this prospectus.

The forward-looking statements contained in this prospectus supplement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements, including, but not limited to:

●	volatility in our revenues and results of operations;

●	changing financial markets and general economic conditions, including increasing inflation and a rising interest rate environment;

●	our exposure to legal liability and potential for substantial damages;

●	increasing scrutiny on financial services firms which increases the risk of financial liability and reputational harm resulting from adverse regulatory actions;

●	the restatement of our previously issued financial statements, the error that resulted in such restatement, the material weaknesses that were identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, shareholder litigation or governmental proceedings or investigations, any of which could cause the market value of our securities to decline or impact our ability to access the capital markets;

●	our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act which could have a material adverse effect on our financial condition, results of operations and business and the price of our common stock and other securities;

●	additional risks and uncertainties for our business as a result of entering into new lines of business, making strategic investments or acquisitions or entering into joint ventures;

●	the short term and singular nature of our engagements;

●	our investments in relatively high-risk, illiquid assets that often have significantly leveraged capital structures may result in a failure to realize any profit or little profit for a considerable period of time or cause us to lose some or all of the principal amount we invest in these activities;

●	our exposure to credit risk from a variety of activities, including loans, lines of credit, guarantees and backstop commitments and the potential to not fully realize the value of the collateral securing certain of our loans;

●	our cash-flow dependence on payments from our investments in receivables;

S-iii

●	the accuracy of our estimates and valuations, as well as potential losses from, inventory or assets in “guarantee” based engagements;

●	the potential loss of financial institution clients;

●	poor investment performance that may decrease assets under management and reduce revenues from and the profitability of our asset management business;

●	failure to innovate and develop new products in our consumer business in a timely and cost-efficient manner for its new and existing product categories;

●	potential losses if supply were delayed or constrained or if there were shortages of required components for our consumer business;

●	failure of our licensees to sell products that generate royalties to us, to pay us royalties pursuant to their license agreement with us, or to renew these agreements;

●	competition in highly competitive industries;

●	our information may be compromised, and we may be exposed to liability as a result of security breaches and other disruptions;

●	failure to protect our proprietary rights or need to defend ourselves against claims of infringement;

●	anti-takeover provisions under our charter documents and Delaware law that could delay or prevent a change of control or limit the market price of our stock;

●	our existing stockholders exerting control over us and our significant corporate decisions;

●	the volatility of our common stock;

●	our inability to pay dividends regularly or at all in the future;

●	the level of indebtedness, and restrictions under such indebtedness that could adversely impact our operations and liquidity;

●	an increase in market interest rates that could decrease the value of our senior notes and increase our future borrowing costs;

●	our ability to realize the benefits of our completed acquisitions, including our ability to achieve anticipated opportunities and operating cost savings, and accretion to reported earnings estimated to result from completed and proposed acquisitions in the time frame expected by management or at all;

●	the diversion of management time on acquisition-related issues; and

●	the effect of geopolitical instability, including wars, conflicts and terrorist attacks, including the impacts of Russia’s invasion of Ukraine.

The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” beginning on page S-11.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and accompanying prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

Our Business

B. Riley Financial, Inc. (NASDAQ: RILY) is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. We operate through several consolidated subsidiaries that provide investment banking, brokerage, wealth management, asset management, direct lending, business advisory, valuation, and asset disposition services to a broad client base spanning public and private companies, financial sponsors, investors, financial institutions, legal and professional services firms, and individuals.

The Company opportunistically invests in and acquires companies or assets with attractive risk-adjusted return profiles to benefit our shareholders. We own and operate several uncorrelated consumer businesses and invest in brands on a principal basis. Our approach is focused on high quality companies and assets in industries in which we have extensive knowledge and can benefit from our experience to make operational improvements and maximize free cash flow. Our principal investments often leverage the financial, restructuring, and operational expertise of our professionals who work collaboratively across disciplines.

We refer to B. Riley as a “platform” because of the unique composition of our business. Our platform has grown considerably and become more diversified over the past several years. We have increased our market share and expanded the depth and breadth of our businesses both organically and through opportunistic acquisitions. Our increasingly diversified platform enables us to invest opportunistically and to deliver strong long-term investment performance throughout a range of economic cycles.

Our platform is comprised of more than 2,615 affiliated professionals, including employees and independent contractors. We are headquartered in Los Angeles, California and maintain offices throughout the U.S. including in New York, Chicago, Metro District of Columbia, Atlanta, Boston, Dallas, Metro Detroit, Houston, Memphis, Miami, San Francisco, Boca Raton, and West Palm Beach.

Our major operating subsidiaries include B. Riley Securities, Inc., a full-service middle market investment bank and institutional broker-dealer; B. Riley Wealth Management, Inc., a national boutique wealth management firm and retail broker-dealer; B. Riley Advisory Services, Inc., a specialty business advisory and valuation services firm; and B. Riley Retail Solutions, Inc., a retail liquidation and asset disposition firm.

B. Riley was founded in 1997 by our Co-Chief Executive Officers Bryant Riley and Tom Kelleher, incorporated in Delaware in 2009, and became publicly listed through its strategic combination with Great American Group, LLC in 2014.

Our Business Segments

We report our activities in six reportable business segments: Capital Markets, Wealth Management, Financial Consulting, Auction and Liquidation, Communications, and Consumer segment. The descriptions below illustrate the businesses that comprise our segments.

Capital Markets Segment. We provide investment banking and institutional brokerage services to publicly traded and privately held companies, institutional investors, and financial sponsors; fund and asset management services to institutional and high-net-worth individual investors; and direct lending services to middle market companies.

In addition, we trade equity securities as a principal for our account, including investments in funds managed by our subsidiaries. We maintain an investment portfolio comprised of public and private equities and debt securities. We also opportunistically provide loans to our clients. Our investment approach is value-oriented and represents a core competency of our capital markets strategy. We act as an advisor to our clients, which at times involves complex transactions consistent with our value-oriented investment philosophy. We often provide consulting, capital raising, or investment banking services for companies in which B. Riley may have significant influence through equity ownership, representation on the board of directors (or similar governing body), or both.

Investment Banking. We provide a full suite of capital markets and financial advisory services for small- and mid-cap companies and issuers and middle market financial sponsors, as well as larger companies in industries where we have particular expertise.

Our equity capital markets team provides an array of financing and sector-specific corporate finance solutions focused on the execution of public and private equity offerings. We source, structure, price and allocate underwritten public offerings and private placements spanning initial public offerings, secondary and follow-on offerings, at-the-market offerings, Rule 144A offerings (pre-public private placements), block trades, and corporate equity repurchase programs.

Our debt capital markets capabilities include the structuring and sourcing of debt financing solutions in public and private capital markets including acting as an underwriter of preferred stock and unsecured notes offerings, convertible and mezzanine debt offerings, and leveraged loans. In addition, we raise capital for private credit and private equity funds focused on the middle market.

Our investment banking advisory professionals blend deep industry and transaction expertise to execute financial transactions for healthy companies pursuing growth, and for stakeholders of financially distressed companies, both in bankruptcy proceedings and out-of-court transactions. We provide financial advisory and execution services in support of mergers & acquisitions, restructuring, and recapitalization.

Equity Research. We are widely recognized for our proprietary and thematic approach to equity research. Our research primarily focuses on small- and mid-cap equities that are under-followed by Wall Street. We maintain research coverage for a variety of companies and industry sectors, focused on in-depth analyses of earnings, cash flow, balance sheet strength, and industry outlook involving extensive discussions with key management, competitors, channel partners, and customers.

Institutional Sales and Trading. Our institutional equity sales and trading team distributes our proprietary equity research products and communicates our investment recommendations to our client base of institutional investors, executes equity trades on behalf of clients, sells the securities of companies for which we act as an underwriter, and makes a market in over 1,000 securities. We maintain active trading relationships with over 1,000 institutional money managers.

Securities Lending. We engage in securities-based lending which involves the borrowing and lending of equity and fixed income securities.

Proprietary Trading. We also engage in proprietary trading for strategic investment purposes and to facilitate the execution of client transactions by utilizing the firm’s capital.

Fund Management and Asset Management. We manage private funds and funds of funds. Our managed funds invest in both public and private equities and debt securities, often leveraging the insight, expertise, and resources of our affiliates. Assets under management (“AUM”) for this business totaled over $330.0 million as of December 31, 2022.

Direct Lending. Certain of our affiliates originate and underwrite senior secured loans, second lien secured loan facilities, and unsecured loans to asset-rich middle market public and private U.S. companies. We periodically participate in loans and financing arrangements for entities in which the Company has an equity ownership and representation on the board of directors (or similar governing body). B. Riley may also provide consulting services or investment banking services to raise capital for these companies.

Investing. Part of our overall strategy includes identifying attractive investment opportunities where we may seek to control or influence the operations of the companies in which we invest in order to deliver financial and operational improvements designed to maximize free cash flow and, therefore, returns to our shareholders. Our team concentrates on opportunities presented by distressed companies or divisions that exhibit challenging market dynamics. Representative transactions include acquisitions of receivable portfolios, recapitalizations, direct equity investments, debt investments, active minority investments, and buyouts.

Venture Capital. We invest in late-stage private growth companies with a path towards public markets. We participate in rounds by allocating between $1.0-10.0 million as part of a larger round (Series B, C, or D), with an investment horizon targeting 2-3x returns over two to three years. We are not a venture fund; investments are made off-balance sheet and syndicated across B. Riley’s investment banking, institutional, and high-net-worth individual client base.

Wealth Management Segment. We provide retail brokerage, investment management, and insurance, and tax preparation services to individuals and families, small businesses, non-profits, trusts, foundations, endowments, and qualified retirement plans through a boutique private wealth and investment management firm to meet the individual financial needs and goals of our customers.

Our experienced financial advisors provide investment management, retirement planning, education planning, wealth transfer and trust coordination, and lending and liquidity solutions. Our investment strategists provide strategies and real-time market views and commentary to help our clients make important and informed financial and investment decisions. AUM in our wealth management segment totaled approximately $23.9 billion as of December 31, 2022.

Financial Consulting Segment.  We provide a variety of specialized advisory services spanning bankruptcy, restructuring, turnaround management, forensic accounting, crisis and litigation support, appraisal and valuation, real estate, and operations management.

Our financial consulting clients include companies, financial institutions, lenders, financial sponsors, boards of directors, shareholders, creditors, government agencies, municipalities, regulatory agencies, and legal and professional services firms.

Bankruptcy Restructuring and Turnaround Management. Professionals in our bankruptcy restructuring and turnaround management group provide restructuring advisory services spanning strategic and operational advisory, turnaround management, Chief Restructuring Officer and interim management, and fiduciary and receivership services. We are often engaged to represent debtors, creditors, committees and lenders in out-of-court restructuring and formal bankruptcy court proceedings. We also act as court-appointed fiduciaries and trustees in chapter 11 and chapter 7 bankruptcy proceedings.

Forensic Accounting and Litigation Support. Our services support highly complex, sensitive matters spanning antitrust, competition and class action lawsuits, commercial litigation and construction disputes, valuation disputes, fraud, and internal investigations. We are often called on to assist government agencies such as the Securities and Exchange Commission, Department of Justice, and various state and municipalities to investigate allegations and provide expert analyses related to lost profits and financial damages, data analytics, and to provide expert witness testimony in court proceedings.

Valuation and Appraisal. We are primarily engaged by major lending institutions, private equity firms, and other providers of capital for valuation services in support of mergers and acquisitions, lending, and other transaction financing activities. Our appraisal professionals offer deep specialization across industries and asset classes, including consumer retail, wholesale and industrial inventory, machinery and equipment, real estate, tax valuation, intellectual property, fixed assets, business and securities, and intangible assets. We conduct over 1,500 independent appraisals annually, many of which include recurring company assignments to support asset-based lending facilities. Our appraisal division’s broad client base represents a vast network of companies for which other B. Riley affiliates may also provide services.

Real Estate. We provide services to owners, companies, financial institutions, investors, family offices and individuals to support real estate acquisitions and sales, bankruptcy auctions and liquidations, loan sales, transaction financing, restructurings, lease renegotiation, and refinancing. As distressed specialists, the core focus of our business is the restructuring of lease obligations on behalf of healthy and distressed corporate tenants, both in and out-of-court.

Auction and Liquidation Segment. We provide retail liquidation services that utilize significant industry experience and a scalable network of independent contractors and advisors to help clients quickly and efficiently dispose of under-performing assets and generate cash from excess inventory by conducting or assisting in retail store closings, going out of business sales, bankruptcy sales, and fixture sales. Financial institutions and other capital providers rely on us to maximize recovery rates in distressed asset sales and in retail bankruptcy situations. Additionally, we work with healthy, mature retailers that utilize our proven inventory management and strategic disposition solutions to close unproductive stores and dispose of surplus inventory and fixtures as existing stores are updated. We often conduct large retail liquidations that entail significant capital requirements through collaborative arrangements with other liquidators and provide services to clients on a fee, guarantee or outright purchase basis. Our scale and pool of resources allow us to offer our services across North America as well as parts of Europe, Asia, and Australia. We provide equipment management and capital recovery solutions to lenders in various wholesale and industrial industries. Our services include auctions, private treaty, liquidation, valuations, and a host of asset planning and recovery strategies to maximize return.

Communications Segment. Our communications portfolio of companies consists of related businesses that we have acquired for attractive risk-adjusted investment return characteristics. We may pursue future acquisitions to expand this portfolio of businesses which currently includes: Lingo Management, LLC, a global cloud/unified communications and managed service provider; BullsEye Telecom, a single source communications and cloud technology provider; Marconi Wireless Holdings, LLC, a mobile virtual network operator that provides mobile phone voice, text, and data services and devices; magicJack VocalTec Ltd., a VoIP cloud-based technology and communications provider that offers related devices and subscription services; and United Online, Inc., an Internet access provider that offers dial-up, mobile broadband and digital subscriber line services under the NetZero and Juno brands.

Consumer Segment. Our Consumer segment consists of Targus (“Targus”) and our Brands (“Brands”) investment portfolio. Targus is a multinational company that designs, manufactures, and sells consumer and enterprise productivity products with a large business-to-business (B2B) customer client base and global distribution in over 100 countries. The Targus product line includes laptop and tablet cases, backpacks, universal docking stations, and computer accessories. The Company acquired Targus on October 18, 2022. Our brands portfolio is focused on generating revenue through the licensing of trademarks and our brand investments. We hold majority ownership interest in BR Brands, which owns the assets and intellectual property related to licenses of six brands: Catherine Malandrino, English Laundry, Joan Vass, Kensie Girl, Limited Too and Nanette Lepore. Additionally, we maintain significant equity ownership in the Hurley and Justice brands with Bluestar Alliance, LLC.

Recent Developments

Preliminary Estimates of Results for the Three and Six Months Ended June 30, 2023

The following is a capsule summary of our estimated preliminary unaudited consolidated financial condition and results of operations for the three and six months ended June 30, 2023. These estimated preliminary results are subject to completion of our customary quarter-end closing, review and audit procedures and are not a comprehensive statement of our financial results for the three months ended June 30, 2023. We caution that our final results for the three months ended June 30, 2023 that we will file with the SEC could vary significantly from these preliminary estimates as a result of the completion of our customary quarter-end closing, review and audit procedures and other developments arising between now and the time that our financial results for the three months and six months ended June 30, 2023 are finalized. These preliminary estimates should not be viewed as a substitute for complete financial statements prepared in accordance with GAAP and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary estimates. The preliminary estimates of results included below have been prepared by, and is the responsibility of, the Company’s management. Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum does not express an opinion or any other form of assurance with respect thereto.

Revenue for the three months and six months ended June 30, 2023 is estimated to be within the range of $405 million and $407 million and $837.1 million and $839.1 million, respectively.

For the three months ended June 30, 2023, we estimate that the net income attributable to the Company will be within the range of $44.6 million and $46.6 million compared to a net loss of $140.2 million for the three months ended June 30, 2022. Diluted income per common share is expected to be within the range of $1.48 to $1.55 per diluted share. This compares to a net loss of $5.07 per diluted share for the three months ended June 30, 2022. For the six months ended June 30, 2023, we estimate that the net income attributable to the Company shall be within the range of $61.8 million and $63.8 million compared to a net loss of $150.2 million for the six months ended June 30, 2022. Diluted income per common share is expected to be within the range of $1.98 to $2.05 per diluted share. This compares to a net loss of $5.52 per diluted share for the six months ended June 30, 2022.

For the three months ended June 30, 2023, we estimate that our adjusted EBITDA will be within the range of $138 million and $140 million compared to a total adjusted EBITDA loss of $135.8 million for the three months ended June 30, 2022. For the six months ended June 30, 2023, we estimate that our adjusted EBITDA will be within the range of $232.8 million and $234.8 million compared to a total adjusted EBITDA loss of $95.1 million for the six months ended June 30, 2022. Operating adjusted EBITDA for the three months ended June 30, 2023 is estimated to be within the range of $78.5 million and $80.5 million compared to $74.2 million for the three months ended June 30, 2022. Operating adjusted EBITDA for the six months ended June 30, 2023 is estimated to be within the range of $158.6 million and $160.6 million compared to $158.4 million for the six months ended June 30, 2022. As of June 30, 2023, the Company estimates their cash and investments balance to be approximately $1.9 billion and their total debt outstanding to be $2.3 billion. As of June 30, 2023, the Company estimates their total debt, net of cash and investments, to be approximately $406 million. The Company expects its operating adjusted EBITDA for the three month period ending September 30, 2023 will be at least $105 million.

Certain of the information set forth herein, including operating revenues, adjusted EBITDA, operating adjusted EBITDA and total debt, net of cash and investments may be considered non-GAAP financial measures. We believe this information is useful to investors because it provides a basis for measuring our available capital resources, the operating performance of our business and our revenues and our cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, restructuring charge, gain on extinguishment of loans, impairment of trade names, stock-based compensation and transaction related and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans, realized and unrealized gains (losses) on investments and fair value adjustments and other investment related expenses and (iv) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company's operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The following is a reconciliation of Net Income estimates to Adjusted EBITDA and Operating Adjusted EBITDA to the corresponding GAAP measure (in thousands), as well as a reconciliation of diluted income per common share.

The Company has not provided guidance for a comparable GAAP measure or a quantitative reconciliation of its forecast for Operating Adjusted EBITDA in the third quarter of 2023 to the most directly comparable GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measure without unreasonable effort. These items include, but are not limited to, final calculation of investment gains (losses), defined as trading income (losses) and fair value adjustments on loans. Notwithstanding this limitation, as noted above, the Company estimates Operating Adjusted EBITDA of at least $105 million in the third quarter of 2023. These items are uncertain, depend on various factors, and could have a material impact on the GAAP reported results for the period.

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate
(Unaudited)
(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$44,600	$46,600	$(140,159)
Adjustments:
Provision for (benefit from) income taxes	21,500	21,500	(52,513)
Interest expense	47,300	47,300	31,764
Interest income	(700)	(700)	(500)
Share based payments	10,500	10,500	14,202
Depreciation and amortization	12,500	12,500	7,961
Restructuring charge	600	600	—
Impairment of tradenames	1,700	1,700	—
Transactions related costs and other	—	—	3,468

Total EBITDA adjustments	93,400	93,400	4,382

Adjusted EBITDA	$138,000	$140,000	$(135,777)

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(42,000)	(42,000)	117,763
Realized and unrealized (gains) losses on investments and fair value adjustments	(19,000)	(19,000)	106,164
Other investment related expenses	1,500	1,500	(13,930)

Total Operating EBITDA Adjustments	(59,500)	(59,500)	209,997

Operating Adjusted EBITDA	$78,500	$80,500	$74,220

Diluted Income per Common Share — Preliminary Estimate
(Unaudited)
(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$44,600	$46,600	$(140,159)
Preferred stock dividends	2,000	2,000	2,002
Net income (loss) available to common shareholders	$42,600	$44,600	$(142,161)

Diluted income (loss) per common share	$1.48	$1.55	$(5.07)
Weighted average diluted common shares outstanding	28,700,000	28,700,000	28,051,570

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate
(Unaudited)
(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$61,755	$63,755	$(150,221)
Adjustments:
Provision for (benefit from) income taxes	29,419	29,419	(56,208)
Interest expense	94,861	94,861	62,200
Interest income	(3,274)	(3,274)	(567)
Share based payments	24,246	24,246	31,215
Depreciation and amortization	25,577	25,577	15,809
Restructuring charge	693	693	—
Gain on extinguishment of loans	—	—	(1,102)
Impairment of tradenames	1,700	1,700	—
Transactions related costs and other	(2,146)	(2,146)	3,759

Total EBITDA adjustments	171,076	171,076	55,106

Adjusted EBITDA	$232,831	$234,831	$(95,115)

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(93,568)	(93,568)	137,041
Realized and unrealized (gains) losses on investments and fair value adjustments	9,442	9,442	155,276
Other investment related expenses	9,921	9,921	(38,795)

Total Operating EBITDA Adjustments	(74,205)	(74,205)	253,522

Operating Adjusted EBITDA	$158,626	$160,626	$158,407

Diluted Income per Common Share — Preliminary Estimate
(Unaudited)
(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$61,755	$63,755	$(150,221)
Preferred stock dividends	4,012	4,012	4,004
Net income (loss) available to common shareholders	$57,743	$59,743	$(154,225)

Diluted income (loss) per common share	$1.98	$2.05	$(5.52)
Weighted average diluted common shares outstanding	29,100,000	29,100,000	27,953,845

Declaration of Regular Common Stock Dividend

On July 25, 2023, the Company declared a regular quarterly cash dividend of $1.00 per share of common stock payable on or about August 21, 2023 to common stockholders of record as of August 11, 2023.

Proposed FRG Transaction

On May 10, 2023, Franchise Group, Inc. (“FRG”) announced that it had entered into a definitive merger agreement pursuant to which members of the senior management team of FRG and related entities would acquire the approximately 64% of FRG’s common stock not owned by them. At the same time, the Company entered into an equity commitment letter with the acquisition vehicle formed by FRG senior management pursuant to which, among other things, the Company agreed to provide certain equity funding and other support in connection with the transaction. Specifically, the equity commitment letter provides, subject to its terms and conditions, that the Company will contribute an amount equal to up to $560 million in equity financing for the transaction (the Company currently expects to invest approximately $250 million pursuant to the equity commitment, with the remainder to be funded by co-investments). FRG has scheduled a special meeting of stockholders for August 17, 2023 to vote on the transaction and related matters. The proposed transaction is anticipated to close in the second half of 2023, subject to satisfaction or waiver of the closing conditions contained in the definitive documentation.

Credit Facility

The Company is in discussions with certain of its lenders in respect of a new secured credit facility that, if fully drawn, would increase the Company’s aggregate consolidated indebtedness by up to an additional $300 million, a portion of the proceeds of which would be used to finance the Company’s equity investment in FRG. If entered into, the new secured credit facility is expected to be secured by a first priority lien on, among others, all assets secured by the Company’s existing secured credit facility. As with the Company’s existing secured credit facility, the new secured credit facility is also expected to contain certain affirmative and negative covenants customary for financings of this type including, among other things, covenants that restrict the Company’s and certain of its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests. There can be no assurances that the Company will enter into the new credit facility and, if so, regarding the terms of that new facility.

Our Corporate Information

We are a Delaware corporation. Our executive offices are located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California, 90025, and the telephone number at our principal executive office is (310) 966-1444. Our website address is http://www.brileyfin.com. We have not incorporated by reference into this prospectus supplement and accompanying prospectus the information on our website, and you should not consider it to be a part of this document.

THE OFFERING

For a more complete description of our common stock, please see the information under the caption “Description of our Common Stock” beginning on page 4 of the accompanying prospectus.

Issuer	B. Riley Financial, Inc.
Common stock offered by us	shares of common stock (or shares of common stock if the underwriter exercises its option to purchase additional shares in full).
Common stock outstanding after this offering	shares of common stock (or shares of common stock if the underwriter exercises its option to purchase additional shares in full).
Use of proceeds	We anticipate using the net proceeds from this offering for general corporate purposes, which may include funding future acquisitions and investments, repaying and/or refinancing indebtedness, making loans and/or providing guaranty or backstop commitments to our clients in the ordinary course of our business, making capital expenditures and funding working capital. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of Proceeds.”
NASDAQ Global Market	“RILY”
Transfer Agent	Continental Stock Transfer & Trust Company.
Risk Factors	An investment in our common stock involves significant risks. Please refer to “Risk Factors” beginning on page S-11 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Insider Participation	Co-Chief Executive Officers Bryant R. Riley and Tom Kelleher have indicated an interest to purchase, in the aggregate, up to $4.5 million of shares of common stock in this offering at the public offering price. Certain of our officers, directors and employees may also elect to participate in this offering. The underwriter could determine to sell fewer shares to them than they indicated an interest in purchasing or sell no shares to them, and they could determine to purchase fewer shares than they indicated an interest in purchasing or purchase no shares in this offering. The underwriter will receive the same underwriting discount on any shares purchased by them as they will on any other shares sold to the public in this offering.
Conflicts of Interest	B. Riley Securities is an affiliate of B. Riley Financial, Inc. and, as such, may be deemed to have a “conflict of interest” in this offering of common stock within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering of common stock will be conducted in compliance with the provisions of FINRA Rule 5121. B. Riley Securities may not make sales of common stock in this offering to any of its discretionary accounts without the prior written approval of the account holder.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 28,135,636 shares of common stock outstanding as of March 31, 2023 and excludes, as of that date:

●	1,392,844 shares of common stock available for future grant under our equity incentive plans;

●	2,791,340 shares of common stock issuable upon the vesting and settlement of restricted stock units; and

●	200,000 shares of common stock issuable upon exercise of warrants outstanding prior to this offering.

RISK FACTORS

An investment in our common stock involves significant risks, including the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2022 and our quarterly report on Form 10-Q for the quarter ended March 31, 2023, and as updated by our subsequent filings under the Exchange Act, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety. Before purchasing our common stock, you should carefully consider each of the following risk factors as well as the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial which may also impair our business operations and financial position. If any of the events described below were to occur, our financial condition, our results of operations and/or our future growth prospects could be materially and adversely affected. As a result, you could lose some or all of any investment you may have made or may make in our Company.

Risks Related to this Offering

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding future acquisitions and investments, repaying and/or refinancing indebtedness, making loans and/or providing guaranty or backstop commitments to our clients in the ordinary course of our business, making capital expenditures and funding working capital. In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Our stock price may be volatile, and your investment in our stock could suffer a decline in value.

Factors which could have a significant impact on the market price of our common stock include, but are not limited to the following:

●	pricing pressure;

●	general economic and financial market conditions;

●	government action or regulation;

●	the financial condition, performance and prospects of us and our competitors;

●	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

●	our issuance of additional common stock, preferred equity or debt securities; and

●	actual or anticipated variations in quarterly operating results of us and our competitors.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. Volatility in the market price of our common stock could also subject us to securities class action litigation.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The shares of our common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. This includes the shares of our common stock that may be acquired by insiders.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

Our amended and restated certificate of incorporation and our bylaws, as amended, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Our amended and restated certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

We are also governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. The foregoing and other provisions in our amended and restated certificate of incorporation, our bylaws, as amended, and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Because of their significant stock ownership, some of our existing stockholders will be able to exert control over us and our significant corporate decisions.

Our executive officers, directors and their affiliates own or control, in the aggregate, approximately 30.2% of our outstanding common stock as of December 31, 2022. In particular, our Chairman and Co-Chief Executive Officer, Bryant R. Riley, owns or controls, in the aggregate, 6,516,410 shares of our common stock or 23.0% of our outstanding common stock as of December 31, 2022. These stockholders are able to exercise influence over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions, including transactions involving an actual or potential change of control of the company or other transactions that non-controlling stockholders may not deem to be in their best interests. This concentration of ownership may harm the market price of our common stock by, among other things: delaying, deferring, or preventing a change in control of our company; impeding a merger, consolidation, takeover, or other business combination involving our company; causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

USE OF PROCEEDS

The net proceeds from the sale of shares of common stock offered herby, after deducting the underwriting discount and other estimated expenses of this offering payable by us, are estimated to be approximately $            million (approximately $            million if the underwriter’s option to purchase up to            additional shares is exercised in full).

We will use the net proceeds from the sale of shares of our common stock for general corporate purposes, which may include funding future acquisitions and investments, repaying and/or refinancing indebtedness, making loans and/or providing guaranty or backstop commitments to our clients in the ordinary course of our business, making capital expenditures and funding working capital. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of March 31, 2023:

●	on an actual basis; and

●	on an as adjusted basis, after giving effect to the sale of shares of common stock in this offering (assuming no exercise of the underwriter’s option to purchase additional shares of common stock).

	As of March 31, 2023
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$209,971	$
Liabilities:
Accounts payable	$59,969		$59,969
Accrued expenses and other liabilities	263,335		263,335
Deferred revenue	84,019		84,019
Deferred income taxes	34,274		34,274
Due to related parties and partners	431		431
Due to clearing brokers	6,033		6,033
Securities sold not yet purchased	7,806		7,806
Securities loaned	2,937,982		2,937,982
Operating lease liabilities	100,075		100,075
Notes payable	19,882		19,882
Revolving credit facility	139,463		139,463
Term loans, net	626,613		626,613
Senior notes payable, net	1,722,977		1,722,977
Total Liabilities	6,002,859		6,002,859
Redeemable noncontrolling interests in equity of subsidiaries	174,967		174,967
B. Riley Financial, Inc. stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, 4,563 issued and 4,545 outstanding as of March 31, 2023 and December 31, 2022, respectively; and liquidation preference of $114,082 and $113,615 as of March 31, 2023 and December 31, 2022, respectively	—		—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 28,135,636 and 28,523,764 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3		—
Additional paid-in capital	445,352		—
Accumulated deficit	(62,566)		(62,566)
Accumulated other comprehensive loss	(1,604)		(1,604)
Total B. Riley Financial, Inc. stockholders’ equity	381,185		—
Noncontrolling interests	59,179		59,179
Total Capitalization	$6,618,190	$

UNDERWRITING (Conflicts of Interest)

B. Riley Securities is acting as sole book-running manager and underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter (the “Underwriting Agreement”), we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the shares of common stock offered hereby.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock included in this offering are subject to approval of legal matters by counsel, including conditions contained in the underwriting agreement. The underwriter is obligated to purchase all the shares of common stock if any of the shares of common stock are purchased (other than those covered by the option as described below).

We have granted to the underwriter an option, exercisable for 30 days from the date of delivery of the shares initially purchased, to purchase up to an aggregate of            additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions.

The underwriter proposes to offer part of the shares of common stock to the public directly at the public offering price set forth on the cover page of this prospectus supplement and part to dealers at that price less a concession not in excess of $            per share. After the initial offering of shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The following table shows the per share and total public offering price, underwriting discounts and commissions that we will pay to the underwriter in connection with this offering and proceeds, before expenses, to us. The amounts are shown assuming both no exercise or full exercise by the underwriter of its option to purchase up to additional shares of our common stock.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discount
Proceeds, before expenses, to us

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $           . We have also agreed to reimburse the underwriter for its reasonable out-of-pocket expenses, including attorneys’ fees, up to $50,000.

Price Stabilization and Short Positions

Until the distribution of shares of common stock is complete, SEC rules may limit the ability of the underwriter to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from us in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which they may purchase through their option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriter in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the NASDAQ or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, they may discontinue them at any time without notice.

We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, and the Company’s directors and officers will not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge, or otherwise dispose of any securities issued or guaranteed by us or shares of any class of our capital stock.

We expect that delivery of the shares will be made to investors on or about July     , 2023 (such settlement being referred to as “T+2 ”).

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

A prospectus supplement in electronic format may be made available on web sites maintained by the underwriter. Other than the prospectus supplement in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus.

Listing

Our common stock is traded on the NASDAQ Global Market under the symbol “RILY.”

Conflicts of Interest

The underwriter is our affiliate. and, as such, may be deemed to have a “conflict of interest” in this offering of common stock within the meaning of FINRA Rule 5121. Consequently, this offering of common stock will be conducted in compliance with the provisions of FINRA Rule 5121. The underwriter may not make sales of common stock in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Additional Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses. The underwriter has in the past and may in the future borrow money from or obtain other financial and non-financial services from us for which we will be entitled to receive customary fees and expenses.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of our common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in subsection 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2022, as stated in its report incorporated by reference into this prospectus supplement, and such audited consolidated financial statements have been incorporated by reference into this prospectus supplement in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by The NBD Group, Inc., Los Angeles, California, and for the underwriter by Duane Morris LLP, New York, New York.

INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC after the date of this prospectus supplement and before the date that the offering of our shares of common stock by means of this prospectus supplement and accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2023, filed with the SEC on May 8, 2023;

●	Our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 and Form 10-K/A filed with the SEC on March 16, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2023;

●	Our current reports on Form 8-K filed with the SEC on March 7, 2023, March 16, 2023 (001-37503), April 14, 2023, May 11, 2023 and May 30, 2023;

●	Our Amended and Restated Certificate of Incorporation, as amended, dated as of August 17, 2015;

●	Our Amended and Restated Bylaws, dated as of November 6, 2014; and

●	Our form of our common stock certificate.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from us by contacting us at: B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025, Attention: Investor Relations, telephone (310) 966-1444.

PROSPECTUS

B. RILEY FINANCIAL, INC.

COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES

DEPOSITARY SHARES
UNITS

We may offer and sell from time to time the above securities in one or more classes, in one or more transactions, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of debt securities, preferred stock or warrants.

We will provide specific terms of any offering in supplements to this prospectus, which we will deliver together with the prospectus at the time of sale. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the Nasdaq Global Market (“NASDAQ”) under the symbol “RILY”. On January 27, 2021, the last reported sales price of our common stock as quoted on NASDAQ was $48.66 per share.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under the caption “Risk Factors” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 28, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration process, we may from time to time, offer and sell to the public any or all of the securities in the registration statement in one or more offerings.

For further information about our business and the securities, you should refer to the registration statement containing this prospectus and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports we file by the SEC. The registration statement and other reports can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement or incorporated information having a later date. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares.

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “B. Riley,” “we,” “us,” or “our” refer to the combined business of B. Riley Financial, Inc. and its consolidated subsidiaries.

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ABOUT B. RILEY FINANCIAL, INC.

 This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this summary together with the entire prospectus and the applicable prospectus supplement carefully, especially the section entitled “Risk Factors” contained herein and therein and the documents incorporated by reference herein and therein, as well as our financial statements and the notes to those financial statements incorporated in this prospectus by reference.

Our Business

B. Riley Financial, Inc. (NASDAQ: RILY) and its subsidiaries provide collaborative financial services and solutions through several operating subsidiaries including:

●	B. Riley Securities, Inc. (“B. Riley Securities”) is a leading, full service investment bank providing financial advisory, corporate finance, research, securities lending and sales and trading services to corporate, institutional and high net worth individual clients. B. Riley Securities (fka B. Riley FBR, Inc.) was formed in November 2017 through the merger of B. Riley & Co, LLC and FBR Capital Markets & Co., which the Company acquired in June 2017.

●	B. Riley Wealth Management, Inc. provides comprehensive wealth management and brokerage services to individuals and families, corporations and non-profit organizations, including qualified retirement plans, trusts, foundations and endowments.

●	B. Riley Capital Management, LLC, a Securities and Exchange Commission (“SEC”) registered investment advisor, which includes:

●	B. Riley Asset Management, an advisor to certain private funds and to institutional and high net worth investors;

●	Great American Capital Partners, LLC (“GACP”), the general partner of two private funds, GACP I, L.P. and GACP II, L.P., both direct lending funds that provide senior secured loans and second lien secured loan facilities to middle market public and private U.S. companies.

●	Our subsidiaries doing business as B. Riley Advisory Services:

●	GlassRatner Advisory & Capital Group LLC (“GlassRatner”), a specialty financial advisory services firm that provides consulting services to shareholders, creditors and companies, including due diligence, fraud investigations, corporate litigation support, crisis management and bankruptcy services. We acquired GlassRatner on August 1, 2018. GlassRatner strengthens B. Riley’s diverse platform and compliments the restructuring services provided by B. Riley Securities.

●	Great American Group Advisory and Valuation Services, LLC, a leading provider of appraisal and valuation services for asset based lenders, private equity firms and corporate clients.

●	B. Riley Retail Solutions, LLC (aka Great American Group, LLC), a leading provider of asset disposition and auction solutions to a wide range of retail and industrial clients.

We also pursue a strategy of investing in or acquiring companies which we believe have attractive investment return characteristics. We acquired United Online, Inc. (“UOL”) on July 1, 2016 and magicJack VocalTec Ltd. (“magicJack”) on November 14, 2018 as part of our principal investment strategy.

●	UOL is a communications company that offers consumer subscription services and products, consisting of Internet access services and devices under the NetZero and Juno brands primarily sold in the United States.

●	magicJack is a Voice over IP (“VoIP”) cloud-based technology and services communications provider.

BR Brand Holding, LLC (“BR Brand”), in which the Company owns a majority interest, provides licensing of a brand investment portfolio. BR Brand owns the assets and intellectual property related to licenses of six brands: Catherine Malandrino, English Laundry, Joan Vass, Kensie Girl, Limited Too and Nanette Lepore. We also own an interest in Hurley, bebe and Justice as part of our Brands segment.

We are headquartered in Los Angeles with offices in major cities throughout the United States including New York, Chicago, Boston, Dallas, Memphis, Metro Washington D.C. and West Palm Beach.

For financial reporting purposes we classify our businesses into five operating segments: (i) Capital Markets, (ii) Auction and Liquidation, (iii) Valuation and Appraisal, (iv) Principal Investments — United Online and magicJack and (v) Brands.

Capital Markets Segment.    Our Capital Markets segment provides a full array of investment banking, corporate finance, consulting, financial advisory, research, securities lending, wealth management and sales and trading services to corporate, institutional and high net worth clients. Our corporate finance and investment banking services include merger and acquisitions as well as restructuring advisory services to public and private companies, initial and secondary public offerings, and institutional private placements. In addition, we trade equity securities as a principal for our account, including investments in funds managed by our subsidiaries. Our Capital Markets segment also includes our asset management businesses that manage various private and public funds for institutional and individual investors.

Auction and Liquidation Segment.    Our Auction and Liquidation segment utilizes our significant industry experience, a scalable network of independent contractors and industry-specific advisors to tailor our services to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. Furthermore, our scale and pool of resources allow us to offer our services across North American as well as parts of Europe, Asia and Australia. Our Auction and Liquidation segment operates through two main divisions, retail store liquidations and wholesale and industrial assets dispositions. Our wholesale and industrial assets dispositions division operates through limited liability companies that are controlled by us.

Valuation and Appraisal Segment.    Our Valuation and Appraisal segment provides valuation and appraisal services to financial institutions, lenders, private equity firms and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Our Valuation and Appraisal segment operates through limited liability companies that are majority owned by us.

Principal Investments — United Online and magicJack Segment. Our Principal Investments — United Online and magicJack segment consists of businesses which have been acquired primarily for attractive investment return characteristics. Currently, this segment includes UOL, through which we provide consumer Internet access, and magicJack, through which we provide VoIP communication and related product and subscription services.

Brands Segment.    Our Brands segment consists of our brand investment portfolio that is focused on generating revenue through the licensing of trademarks and is held by BR Brand.

Our Corporate Information

We are a Delaware corporation. Our executive offices are located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California, 90025, and the telephone number at our principal executive office is (310) 966-1444. Our website addresses are http://www.brileyfin.com, http://www.greatamerican.com, https://www.glassratner.com, http://www.unitedonline.net, http://www.magicjack.com and http://www.vocaltec.com. We have not incorporated by reference into this prospectus supplement and accompanying prospectus the information on our website, and you should not consider it to be a part of this document.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. See “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled “Risk Factors.”

We operate in a very competitive and rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this prospectus speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

DETERMINATION OF OFFERING PRICE

The terms of any particular offering by us, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding future acquisitions and investments, repaying and/or refinancing indebtedness, making loans and/or providing guaranties or backstop commitments to our clients in the ordinary course of our business, making capital expenditures and funding working capital. Pending any specific application, we may initially invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of any offering.

SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

●	shares of common stock;

●	shares of preferred stock;

●	warrants exercisable for debt securities, common stock or preferred stock;

●	debt securities;

●	depositary shares; and

●	units of common stock, preferred stock, warrants, debt securities or depositary shares, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to issue 101,000,000 shares of capital stock. Our authorized capital stock is comprised of 100,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The following description is a summary of the material terms of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as amended. This description does not purport to be complete. For information on how you can obtain our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended, see “Where You Can Find Additional Information.”

Common Stock

We are authorized to issue up to 100,000,000 shares of our common stock, par value $0.0001 per share.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of our directors. Subject to preferences that may apply to any then outstanding shares of preferred stock, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for distribution at the times and in the amounts, if any, that our Board of Directors may determine from time to time. In the event of our liquidation, dissolution or winding up, subject to the rights of each series of our preferred stock, which may, from time to time come into existence, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. Our common stock is not redeemable and there are no sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized, subject to limitations imposed by Delaware law, to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, without stockholder approval. Our Board of Directors is authorized to fix the number of shares of preferred stock and to determine or (so long as no shares of such series are then outstanding) alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by Delaware General Corporation Law. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior to any of those of any present or future class or series of our capital stock. Our Board of Directors is also authorized to decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting any decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of any shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Amended and Restated Certificate of Incorporation, as amended, before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

 Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions in our Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as amended, may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Amended and Restated Certificate of Incorporation, as amended, allows us to issue shares of preferred stock (see “Blank Check Preferred Stock”) or common stock without any action by stockholders. Our directors and our officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Amended and Restated Certificate of Incorporation, as amended. Our Board of Directors is expressly authorized to make, alter or repeal our Amended and Restated Bylaws, as amended. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended, authorizes our Board of Directors to approve the issuance of up to 1,000,000 shares of preferred stock, without further approval of the stockholders, and to determine the rights and preferences of any series of preferred stock. The Board of Directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our common stock at a premium over the market price.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

●	the title of the warrants;

●	the aggregate number of warrants offered;

●	the price or prices at which the warrants will be issued;

●	the designation, number and terms of any common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

●	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

●	the dates or periods during which the warrants are exercisable;

●	the designation and terms of any securities with which the warrants are issued as a unit;

●	if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

●	any minimum or maximum amount of warrants that may be exercised at any one time;

●	any terms relating to the modification of the warrants;

●	a discussion of material federal income tax considerations, if applicable; and

●	any other terms of the warrants and any other securities sold together with the warrants, including, but not limited to, the terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find Additional Information.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock, preferred stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued either (i) pursuant to our existing indenture, dated as of November 2, 2016, as supplemented, between us and U.S. Bank National Association, as trustee (as amended, our “2016 Indenture”), (ii) pursuant to our existing indenture, dated as of May 7, 2019, as supplemented, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended, our “2019 Indenture” and together with the 2016 Indenture, the “existing indentures”), or (iii) pursuant to a subordinated debt indenture that we will enter into with The Bank of New York Mellon Trust Company, N.A., as trustee (“new subordinated debt indenture”). While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

We have incorporated by reference our existing indentures and filed forms of our new subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer collectively to our existing indentures and our new subordinated debt indenture.

The indentures, to the extent not already qualified, will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures, together with the additional information we may include in any applicable prospectus supplements, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the form of our new subordinated debt indenture filed as exhibits to the registration statement of which this prospectus is part, as it may be supplemented, amended or modified from time to time, as well as our existing indentures that are incorporated by reference as exhibits to the registration statement of which this prospectus is part. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.

The following are some of the terms relating to our existing indentures and our new subordinated debt indenture of debt securities that could be described in a prospectus supplement:

●	title;

●	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	maturity date;

●	principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

●	terms of the subordination of any series of subordinated debt;

●	place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability or the ability of our subsidiaries to:

○	incur additional indebtedness;

○	issue additional securities;

○	create liens;

○	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

○	redeem capital stock;

○	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

○	make investments or other restricted payments;

○	sell or otherwise dispose of assets;

○	enter into sale-leaseback transactions;

○	engage in transactions with shareholders or affiliates;

○	issue or sell stock of our subsidiaries; or

○	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	procedures for any auction or remarketing, if any;

●	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

●	denominations in which we will issue the series of debt securities, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

●	if other than dollars, the currency in which the series of debt securities will be denominated; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities of ours, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture. Any successor of ours or acquiror of such assets would have to assume all of our obligations under the indentures and the debt securities, as appropriate.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal or premium, if any, when due and payable and the time for payment has not been extended or deferred;

●	if we fail to deposit any sinking fund payment, to the extent applicable, when and as due;

●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, and our failure continues for 60 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding would be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture, nor subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and

●	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered indemnity satisfactory to the trustee to institute the proceeding as trustee; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Supplemental Indentures

We and the trustee may from time to time and at any time enter into an indenture or supplemental indenture without the consent of any holders for one or more of the following purposes:

●	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and debt securities;

●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default;

●	to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

●	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

●	to make provisions in regard to matters or questions arising under the indenture, so long such other provisions to do not adversely affect the interest of any other holder of debt securities in any material respect;

●	to secure any series of security;

●	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

●	to establish the form or terms of securities of any series as permitted under the indenture, including any subordination provisions.

In addition, we and the trustee, with the consent of the holders of not less than a majority in aggregate principal of the outstanding debt securities of each series that is affected, may from time to time and at any time enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner the rights of the holders of the securities of such series and any related coupons of the indenture, provided that no such supplemental indenture shall:

●	extend the fixed maturity of any securities, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of interest, without the extent of the holder so affected;

●	reduce the aforesaid percentage of securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of all holders of outstanding series of debt securities; or

●	modify any of the above provisions.

Discharge

Each indenture will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	maintain paying agencies; and

●	hold monies for payment in trust.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations, or a combination thereof, sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such transmission; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities unless it is offered security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement or free writing prospectus, we will designate an office or agency of the trustee in the contiguous United States as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. Our new subordinated debt indenture in the form initially filed as exhibits to the registration statement of which this prospectus is a part, and our existing indentures, do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for, or otherwise in accordance with the terms of, the underlying preferred stock. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed, so long as we have set aside all funds necessary for the redemption, including the redemption price for such shares and all dividends declared but not paid as of the date fixed for redemption. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, by lot or by any other equitable method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will forward the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The relevant record date for depositary shares will be the same date as the record date for, or otherwise in accordance with the terms of, the underlying preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as reasonably practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all reasonable action requested by and deemed necessary by the depositary in order to enable the depositary to do so. In the absence of any specific instructions from a holder of depositary shares, the depositary will, subject to any applicable restrictions, cast votes pertaining to the number of whole shares of preferred stock represented by such depositary shares proportionately with instructions actually received.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, holders of at least two-thirds) of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

●	all outstanding depositary shares have been redeemed; or

●	there has been a final distribution of the preferred stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our and their obligations thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

●	the terms of any unit agreement governing the units;

●	the provisions for the payment, settlement, transfer or exchange of the units;

●	material federal income tax considerations, if applicable; and

●	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find Additional Information.”

PLAN OF DISTRIBUTION

Securities Offered by Us

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades, “at the market offerings” as defined in Rule 415 promulgated under the Securities Act or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers, including our affiliates, or through a combination of any of these methods.

We may distribute securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase securities will be subject to certain conditions, and an underwriter will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If stated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase securities at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

There is no established trading market for any security other than our common stock, which is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “RILY”, our Series A Depositary Shares, listed on NASDAQ under the symbol “RILYP”, our Series B Depositary Shares, listed on NASDAQ under the symbol “RILYL,” our 7.50% Senior Notes due 2027, listed on NASDAQ under the symbol “RILYZ”, our 7.375% Senior Notes due 2023, listed on NASDAQ under the symbol “RILYH”, our 7.25% Senior Notes due 2027, listed on NASDAQ under the symbol “RILYG”, our 6.875% Senior Notes due 2023, listed on NASDAQ under the symbol “RILYI”, our 6.75% Senior Notes due 2024, listed on NASDAQ under the symbol “RILYO”, our 6.50% Senior Notes due 2026, listed on NASDAQ under the symbol “RILYN”, our 6.375% Senior Notes due 2025, listed on NASDAQ under the symbol “RILYM” and our 6.00% Senior Notes due 2028, listed on NASDAQ under the symbol “RILYT.” The securities issued under this registration statement may or may not be listed on a national securities exchange or traded in the over-the-counter market, as set forth in the applicable prospectus supplement. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities. However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the applicable securities in connection with any offering (in other words, if they sell more securities than are set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. The transactions described above may have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. In addition, the representatives of any underwriters may determine not to engage in those transactions or that those transactions, once commenced, may be discontinued without notice.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In no event will the commission or discount received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which that FINRA member or independent broker-dealer participates.

LEGAL MATTERS

The NBD Group, Inc., Los Angeles, California, has passed upon the validity of the securities to be offered pursuant to this prospectus.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2019, as stated in its report incorporated by reference into this prospectus, and such audited consolidated financial statements have been incorporated by reference into this prospectus in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The combined financial statements of BR Brand Group as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Mayer Hoffman McCann CPAs, The New York Practice of Mayer Hoffman McCann P.C., independent auditor of BR Brand Group, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. Our website addresses are http://www.greatamerican.com, http://www.brileyfin.com, http://www.unitedonline.net, http://www.magicjack.com and http://www.vocaltec.com. We have not incorporated by reference into this prospectus the information on our websites, and you should not consider it to be a part of this document.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the complete registration statement, its exhibits and the information incorporated by reference in the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	Our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, filed with the SEC on May 11, 2020, August 3, 2020 and October 30, 2020, respectively;

●	Our annual report on Form 10-K for the year December 31, 2019, filed with the SEC on March 10, 2020 and Form 10-K/A filed with the SEC on April 23, 2020;

●	Our current reports on Form 8-K/A filed with the SEC on November 26, 2019, and our current reports on Form 8-K filed with the SEC on November 1, 2019, January 9, 2020, February 10, 2020, February 12, 2020, February 21, 2020, April 13, 2020, May 6, 2020, May 15, 2020, June 24, 2020, September 1, 2020, September 4, 2020, September 14, 2020, October 13, 2020, January 6, 2021, January 11, 2021, January 15, 2021 and January 25, 2021;

●	Description of our common stock contained in our Registration Statement on Form 8-A filed on July 15, 2015;

●	Certificate of Designation designating the 6.875% Series A Cumulative Perpetual Preferred Stock filed on October 4, 2019; and

●	Certificate of Designation designating the 7.375% Series B Cumulative Perpetual Preferred Stock filed on September 3, 2020.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

These reports and documents can be accessed free of charge on our website http://www.brileyfin.com by clicking on “Investor Relations” and then clicking on “SEC Filings.” We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

11100 Santa Monica Boulevard, Suite 800

Los Angeles, California 90025

Attn.: Chief Financial Officer

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                 Shares

Common Stock

B. Riley Securities

PROSPECTUS SUPPLEMENT

               , 2023